C E R T I F I C A T E

                  I, Ellen Harrington, hereby certify that I am the duly and acting Assistant Secretary of SteinRoe Variable Investment Trust, a Massachusetts business trust (the "Trust") and that the following is a true and correct copy of a certain resolution duly adopted by the Board of Trustees of the Trust by unanimous written consent in accordance with the By-Laws, dated September 28, 2000:

                  RESOLVED, that Section 7.06 of the By-Laws is amended and restated as follows:

Section 7.06. Fixing of Record Date. The Board of Trustees may fix in advance a date as a record date for the determination of the shareholders of any series entitled to notice of or to vote at any meeting of such shareholders or any adjournment thereof, or to express consent to Trust action in writing without a meeting, or to receive payment of any dividend or other distribution or allotment of any rights, or to exercise any rights in respect of any change, conversion, or exchange of shares of such series, or for the purpose of other lawful action, provided that such record date shall not be more than 90 days, and, in the case of a meeting of shareholders, not less than 10 days, prior to the date on which the particular action requiring such determination of shareholders of such series is to be taken. In such case only such shareholders as shall be shareholders of record of such series on the record date so fixed shall be entitled to such notice of, and to vote at, such meeting or adjournment, or to give such consent, or to receive payment of such dividend or other distribution, or to receive such allotment of rights, or to exercise such rights, or to take such other action, as the case may be, notwithstanding any transfer or redemption of any shares of such series on the books of the Trust after any such record date. If no record date has been fixed for the determination of shareholders the record date for the determination of shareholders entitled to notice of or to vote at a meeting of shareholders shall be at the close of business on the day on which notice of the meeting is mailed, which shall not be more than 90 days before the meeting, or, if notice is waived by all shareholders entitled thereto, at the close of business on the tenth day before the day on which the meeting is held.


                  IN WITNESS WHEREOF, I have hereunto set my hand this 28th day of September, 2000.

                  /s/Ellen Harrington
                     Ellen Harrington
                     Assistant Secretary